U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report : February 5, 2004

PETROGEN CORP.
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(Exact Name of Small Business Issuer as Specified in its Charter)

NEVADA
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(State or other Jurisdiction as Specified in Charter)

00-25579 ----------------------------------- (Commission file number)	87-0571853 ------------------------------------------------- (I.R.S. Employer Identification No.)
3200 Southwest Freeway
Suite 3300
Houston, Texas 77027
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(Address of Principal Executive Offices)

713.402.6115
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(Issuer's telephone number)

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Items 1 through 6 not applicable.

Item 7. Financial Statements and Exhibits.

  Financial Statements of Businesses Acquired.

  Not applicable.

  Pro Forma Financial Information.

  Not applicable.

  Exhibits.

  Exhibit 99.1 - Press Release of Registrant, dated February 6, 2004.
  Exhibit 99.2 - Corporate Profile of Registrant.

Item 8. Not applicable

Item 9. Regulation FD Disclosure

On February 6, 2004, Petrogen Corp. issued a press release announcing publication of "Corporate Profile". This press release is attached hereto as Exhibit 99.1

This Company Profile is being published by Petrogen Corp. in continuation of the Company's goal to provide more disclosure and transparency to all of its stakeholders regarding the Company's operations, goals, industry dynamics and conditions. Given changing capital market conditions and limited analyst coverage, it is Petrogen's intent to take greater responsibility and a more proactive role in communicating with the investment community. Today's Company Profile is the first in what Petrogen intends to be an ongoing supplemental disclosure program, with the next updated Company Profile expected after the completion of its full independent reserve review by a leading engineering firm.

The Corporate Profile is attached hereto as Exhibit 99.2

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date : February 5, 2004	PETROGEN CORP. By: /s/ SACHA H. SPINDLER --------------------------------- Sacha H. Spindler Chief Executive Officer

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Exhibit 99.1
FOR IMMEDIATE RELEASE	NEWS RELEASE Contact : Sacha H. Spindler, CEO Petrogen Corp. 888-875-1155
PETROGEN PUBLISHES "COMPANY PROFILE"

FEBRUARY 6, 2004 - HOUSTON, TX - Petrogen Corp., (OTC Bulletin Board: PTGC; Frankfurt-Berlin: PTD) today announced that it has published its new "Company Profile," which can be found both on the Company's website at www.petrogencorp.com under the investor relations section and as an 8-K attachment with the Securities and Exchange Commission. The Profile includes in depth discussions of Petrogen's oil and gas properties, asset exploitation opportunities, operating and growth strategies, management backgrounds and corporate financial structure.
      The "Company Profile" is being published by Petrogen in continuation of the Company's effort to provide greater disclosure and increased transparency to all of its stakeholders regarding the Company's operations, goals, industry dynamics and conditions. Given changing capital market conditions and limited analyst coverage, it is Petrogen's intent to take greater responsibility and a more proactive role in communicating with the investment community.
      Today's Company Profile is the first in what Petrogen intends to be an ongoing supplemental disclosure program, with the next updated Company Profile expected after the completion of Petrogen's full independent reserve review by a leading engineering firm.
      Investors and interested parties are encouraged to visit the investor relations section on the company's website at www.petrogencorp.com, to download the Adobe Acrobat formatted file of the updated "Company Profile."
      Petrogen Corp. is an oil and natural gas development and production company with operations based in Houston, Texas. It is engaged in the acquisition of oil and natural gas properties throughout the continental US that possess proven reserves representing significant upside development potential. The Company specializes in the development and expansion of proven producing, non-producing, undeveloped and behind pipe reserves while maintaining a financially stable fiscal strategy. Petrogen aggressively approaches its acquisitions strategy with a specific emphasis placed upon the expansion of its natural gas reserves. For further information, please visit the Company's website at www.petrogencorp.com

THIS NEWS RELEASE MAY INCLUDE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE UNITED STATES SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED, WITH RESPECT TO ACHIEVING CORPORATE OBJECTIVES, DEVELOPING ADDITIONAL PROJECT INTERESTS, THE COMPANY'S ANALYSIS OF OPPORTUNITIES IN THE ACQUISITION AND DEVELOPMENT OF VARIOUS PROJECT INTERESTS AND CERTAIN OTHER MATTERS. THESE STATEMENTS ARE MADE UNDER THE "SAFE HARBOR" PROVISIONS OF THE UNITED STATES PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 AND INVOLVE RISKS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

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Exhibit 99.2
February 2004 Contact Information :		PETROGEN CORPORATION OTC-BB : PTGC FRANKFURT DAX : PTD
Lisa Elliott, Investor Relations (713) 529-6600 lelliott@drg-e.com	Sacha Spindler, CEO (713) 402-6115 info@petrogen.net

Laying the Foundation
www.petrogencorp.com

Petrogen Corp. is methodically building a niche oil and gas company focusing on exploitation and low cost, low risk acquisitions to create sustained long term value for all of its stakeholders.
  Attractive Base of Natural Gas Focused Assets. Geographically diversified across TX, MS and WY, Petrogen has acquired net interests totaling 29.1 Bcf equivalent of proved reserves (77% gas).

  Low Cost Advantage. Focusing on acquiring reserves through upside sharing rather than upfront cash, PTGC has established its reserve base for $0.01/Mcfe versus $1.30/Mcfe industry average.

  Immediate Inventory of Estimated High Return Opportunities. 50% of net reserves are developed non-producing, providing an immediate backlog of 11 lower-risk drilling and recompletions. If successful, these wells combined carry a blended cash return (yr-1) potential of 105% on investment.

  Strong Backlog. Petrogen has identified over $21mm of total development and exploratory opportunities on its asset base.

  First Production Expected 2Q'04. With adequate funding, Petrogen believes it can achieve first production and revenues in 2Q'04, transitioning it from an investment to development stage company.

  Building the Team to Execute. Petrogen recently added Neville Henry as President (formerly Exploration and Business Development Manager for Anadarko Petroleum). Over their individual careers, management has an enviable track record having collectively found over 5 billion barrels of oil equivalent valued at $8.7 billion for $640mm in investment - a 13:1 success ratio.

  Fully Aligned with Shareholders. Management succeeds when shareholders succeed; current insider ownership approximates 55%, fully diluted.

  Principal risks include achieving development funding, execution and success of drilling plans consistent with expectations and commodity risk.

Price (Jan 30, 2004)	$0.30
Stock Data
Symbol / US Exchange :	PTGC / OTC-BB
52-Week Range :	$0.15 - $6.05
Fully Diluted Shares O/S (mm) :	15.2
Market Capitalization ($mm) :	$4.6
Average Daily Volume :	19,561
Management* Ownership :	54.6%
Public Float (Fully Diluted) :	13.8%
* Includes direct and indirect share ownership assuming all options exercised.
Financial Data (9/30/03 audited)
Fiscal Year* :	Dec
Total Assets :	$788,607
Total Debt :	$1,155,743
Cash on hand** :	$86,058
E&P Accounting Method :	Full Cost
* Petrogen is in the process of migrating to Dec fiscal year end. ** Cash on hand as of the date of this report is $137,345
Operating Data
Net Proved Reserves* :		29.1 Bcfe
Net Proved Mix :	Developed-NP	50%
	Undeveloped	50%
% Natural Gas :		77%
2003 Production :		Nil
* 56% of proved reserves (16.3 Bcfe) is estimated by internal analysis.

Petrogen Corporate Overview
3200 S.W. Freeway, Suite 3300
Houston, Texas 77027-7526
Phone : 713-402-6115
Fax : 713-552-0022
www.petrogencorp.com
info@petrogen.net

Petrogen Corp., headquartered in Houston, Texas, is a junior domestic upstream oil and gas company specializing in the development and expansion of behind pipe proved producing, non-producing and undeveloped reserves. Petrogen's strategy is to efficiently exploit its low cost reserve base through traditional recovery techniques while enhancing its long term growth by acquiring undervalued proven reserves in mature producing regions that offer significant development upside potential. Petrogen has acquired interests spanning 12,000 gross acres with an estimated 29.1 Bcfe of net proved reserves (77% gas). An additional 100 Bcfe of estimated unrisked probable/possible reserves provides further upside potential through targeted exploration.

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This document is being published by Petrogen Corp. in continuation of the Company's goal to provide more disclosure and transparency to the investment community regarding Petrogen's operations, goals, industry dynamics and conditions. Given challenging capital market conditions and limited analyst coverage, it is Petrogen's intent to take greater responsibility and a more proactive role in communicating with all of its stakeholders. For more information please visit us at www.petrogencorp.com.

Executive Summary

OUR VISION

Petrogen Corp. is methodically building a niche oil and gas company focusing on exploitation and low cost, low risk acquisitions to create sustained long term value for all of its stakeholders. With a strategic focus on natural gas, Petrogen is striving to build a diversified development, production and exploration company with a total enterprise value of $350-$500 million over the next five years.

It begins with the right people, and we are building the team to achieve our vision. Although a young organization founded in 2001, Petrogen's management is deep in experience. With the recent addition of Neville Henry (formerly Exploration and Business Development Manager for Anadarko Petroleum) as President, the Company's executive team has over 80 years of combined oil and gas know-how. Over their individual careers, management has collectively found over 5 billion barrels of oil equivalent, turning $640mm of investment into $8.66 billion of value created. This translates to a 13:1 track record of success measuring real value created through investment dollars spent.

We are opportunity rich with a compelling portfolio of high expected return projects. Net proved reserves total 29.1 billion cubic feet equivalent across 12,000 gross acres in three core areas: onshore Gulf Coast, Permian Basin and Rocky Mountains. Our properties: the Emily Hawes Field on the southern Texas coast, Adams Ranch in west Texas, the Baxterville Field in southern Mississippi and the Enos Creek Field in central Wyoming. On this base, Petrogen has already identified $21mm of investment opportunity with a targeted first year cash return on its portfolio in excess of 75%.

We have an immediate drilling inventory and a strong backlog of exploratory potential. With 50% of its net proved reserve base developed non-producing (effectively shut-in wells), Petrogen has an immediate 11 low-risk drilling and recompletion targets to establish a base of production and cash flow. Future growth in production will come from 32 PUD drilling opportunities targeting over 14 Bcfe, with an even greater 99.4 Bcfe of unrisked probable and possible reserves that can potentially be tapped through targeted exploratory efforts.

2004 development plan has compelling risk/reward. Should Petrogen be able to fund its Targeted Development Program for 2004, the Company aims to drill and recomplete 23 opportunities. If successful, the Targeted Program would achieve first production in second quarter, reaching 9 MMcfed by year-end (Chart 4). The Program would also include deep test drilling at both the Emily Hawes and Adam Ranch projects. If successful as well, Petrogen will have notably converted 8% of its potential (probable/possible) reserve base to PDP reserves and upgraded much of its probable and possible reserves to PUD level, thereby creating definitive value in this higher risk resource base.

Long term growth will be enhanced through strategic acquisitions. While the Company is principally focused on exploiting its current slate of reserves, Petrogen's long term growth will be augmented by a continuation of select, targeted properties that possess high-quality proven reserves with undeveloped upside.

Petrogen has already established a successful track record completing four transactions within two years. By focusing on acquiring reserves through upside sharing rather than upfront cash, Petrogen has established its 29.1 Bcfe net proved reserve base for only $0.01/Mcfe versus $1.30/Mcfe industry average.

Maintain growth momentum. Driven by four separate transactions, management has grown its proved reserve base 80% on average over the last two years (Chart 1). With the opportunities presented by its Targeted Development Program, reserve growth going forward is now expected to come from a more balanced mix of targeted exploration enhanced by strategic acquisition. With these two drivers at work, management intends to maintain its growth momentum, increasing its proved reserves a targeted 25% per annum through 2006.

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Chart 1 : Petrogen Corp Proved and Potential Reserve Base, Actual & Expected Growth
Chart 2 : 29.1 Bcfe Net Proved Reserve Mix :	Chart 3 : Net Proved & Potential Reserve By Property :
Chart 4 Targeted Drilling Program - Expected 2004 Production & Net Reserves Converted to PDP :	Chart 5 : Targeted Drilling Program - Estimated Cash Return by Well (Year-1) vs. Completion Costs :

Table of Contents

Executive Summary

1. Company Overview

2. Vision, Objectives and Strategy for Growth

3. Greenfield Development : Focus on Assets
  Petrogen Corp. Asset Overview
  2004 Potential Drilling Program
  Emily Hawes Field, Texas
  Adams Ranch, Texas
  Baxterville Field, Mississippi
  Enos Creek Field, Wyoming

4. Acquisitions : Enhancing Long Term Growth

5. Background & Corporate Governance

6. Financials

7. Risks

8. Glossary

1. Petrogen Corp. Company Overview

Headquartered in Houston, Texas, Petrogen Corp. is a junior domestic upstream oil and gas company specializing in the development and expansion of behind pipe proved producing (PDP), non-producing (PDNP) and undeveloped (PUD) reserves. Petrogen's strategy is to efficiently exploit its low cost reserve base, enhancing its long term growth rate by acquiring undervalued proven reserves in mature producing regions that offer significant development upside potential.

Concentrating principally on natural gas, Petrogen geographically focuses on the onshore Gulf of Mexico, Rocky Mountains and Permian Basin. Core properties are the Emily Hawes Field on the southern Texas coast, Adams Ranch in west Texas, the Baxterville Field in southern Mississippi and the Enos Creek Field in central Wyoming.

Figure 1 : Petrogen Corp. Areas of Focus and Current Assets

Since its 2001 inception, Petrogen Corp. has successfully built a low-cost reserve base which it is now ready to exploit. The significant addition of Adams Ranch in January has grown Petrogen's interests to over 12,000 gross acres with an opportunity to develop net proved reserves of 22.4 billion cubic feet (Bcf) of natural gas and 1.1 million barrels of oil (MMbbl). Net reserves are shown net of working interest (joint-venture) partners and revenue (royalty) interest. Beyond this 29.1 billion cubic feet equivalent (Bcfe) of proved reserves, further long term value potential exists with an estimated 100 Bcfe in net probable and possible unrisked reserves that could potentially be tapped through targeted exploration.

Chart 6 : Net Proven Reserve Mix and Composition

Management Track Record for Creating Value. Although a young organization, Petrogen's management is deep in experience. With the recent addition of Neville Henry (formerly Exploration and Business Development Manager for Anadarko Petroleum) as President, the Company's executive team has over 80 years of combined oil and gas know-how. Over their individual careers, management has been collectively involved in finding over 5 billion barrels of oil equivalent, turning $640mm of investment (including dry holes) into $8.66 billion of value created - a 13:1 return success ratio on initial investment.

Exploitation-Focused. Petrogen is building a balanced asset portfolio that stresses low cost and low risk prospects which at the same time offer significant development upside. In contrast to the typical exploration and production (E&P) company, Petrogen focuses principally on exploitation. By acquiring mature properties with recompletion opportunities and a known history of production, Petrogen seeks to establish a stable base of production and cash flow with relatively minimal geologic risk. Such a foundation can then be leveraged into higher risk-return opportunities such as developing PUD reserves and proving-up higher-risk probable/possible reserves through targeted exploratory activities.

Low-Cost Reserve Base. Within the last two years, Petrogen has established a significant base of reserves at an extremely low entry cost. In a period of bullish commodity prices, there is an ever increasing risk of losing financial discipline and overpaying for acquisitions. Petrogen has sidestepped this risk by pursuing individual negotiated lease agreements that promote upside sharing in future development rather than through outright purchases requiring upfront cash. To date, the Company has secured rights to develop 29.1 Bcfe of net proved reserves for less than $0.5/mm in initial cash and stock; this equates to just over a $0.01/Mcfe - significantly below the 5-year industry average purchase price of $1.30/Mcfe. This success reflects both the Company's reserve acquisition strategy as well its advantage of focusing on smaller, niche opportunities.

Development Execution is Now Key. Going forward, Petrogen's focus has shifted from investment and acquisition to development and production. As summarized in Table 1 below, the reserve base is opportunity rich. Fully one-half of net proved reserves are classified as developed non-producing - formerly producing wells now shut-in with recoverable reserves still present - providing Petrogen an immediate inventory of 11 low risk drilling and recompletion opportunities aimed at quickly converting reserves to a base of initial production and cash flow. Beyond this, Petrogen has an equal amount of PUD reserves targeted for development, and a significant potential resource base in which to build long term value.

Table 1 : An Opportunity Rich Asset Base

Pending its ability to attain adequate funding, four early recompletions are expected to be resumed or initiated over the next 8-12 weeks, with first production anticipated second quarter 2004 marking the Company's inflection to positive revenues. Should Petrogen's targeted drilling plan for 2004 achieve both initial funding and operational success, Petrogen expects to end the year self-funding with estimated net daily production of 9 MMcfed.

Managing Risk for Sustained Long Term Growth. Petrogen is focused on increasing the long term value of its portfolio by developing its reserves and growing its assets. Effective risk management will be critical to the success of these efforts. Petrogen's "Risk and Exposure" (maximum dollars out of pocket) of its current properties is depicted in Figure 2 below, as is Petrogen's portfolio approach towards managing its assets. The strategy is centered on adding and exploiting projects that fall below the Portfolio Curve, concentrating on:
  Developing its initial recompletion and PUD opportunities in the Low Cost / Low Risk field;

  Leveraging Low Cost / Higher Risk (and higher reward) exploratory projects where appropriate; and

  Acquiring low risk known producing properties when pricing, timing and access is optimal.

The focal point is to show that Petrogen's immediate drilling expenditures are associated with opportunities that are predominantly Low Cost / Low Risk. The need to limit its current operating and financial exposure is particularly important at this early stage of the Company's development. Once established, however, future opportunities will come from the bottom right and top left quadrants (along the portfolio curve) given their advantages of generating prospects with much larger potential value-creation.

Figure 2 : A Balanced Portfolio Leads to Reducing Risk and Reducing Cost

While opportunity rich, Petrogen is currently capital constrained as an early-stage development company. As of September 30, 2003, Petrogen had total debt of $1.16mm and faced a working capital deficit of approximately $765,000. While the Company currently has access to $137,000 in cash as of the date of this Company Profile, external capital will ultimately be required to develop its project portfolio. However, no assurances can be given that this will occur, and failure to achieve significant levels of outside funding will severely limit Petrogen's ability to execute its business plan.

Although under-funded currently, Petrogen has crafted two possible operating programs for 2004: a Minimum Drilling Program representing activity that in part must be undertaken to maintain its title interests, and a more aggressive Targeted Drilling Program to pursue under a more liquid financial scenario.

Total Project Potential Yields a Blended 80% Return on Capital Employed. Table 2 below details management's assessment of its combined operating and economic opportunity across all four of its properties. While not intended to be a financial proxy for Petrogen Corp. (as it excludes corporate level general and administrative expense, financing, etc.), the analysis is meant to convey management's excitement over what it views to be a portfolio of prospects that each carry a compelling first year after-tax return potential.

In total, management has identified over $21mm in net investment opportunity. Based on expected production rates, operating costs and New York Mercantile Exchange (NYMEX) commodity prices of $4 natural gas and $30 crude oil, the Total Project Potential has a first year after-tax return on capital employed of 80%. This in turn would equate to a project-payback period on initial completion / investment dollars of less than 18 months. While not every project undertaken will meet with success, Petrogen believes it has an attractive risk/reward portfolio that will generate significant equity value as it is developed.

Table 2 : Total Project Potential - Estimated Operating and Project-Level Economics Across Petrogen's Portfolio

Chart 7 : Net Reserve & Production Potential by Project	Chart 8 : Estimated Net Investment by Project (Year-1)

2. Vision, Objectives & Strategy for Growth

Vision

Petrogen is striving to build a diversified development, production and exploration company that will achieve a total enterprise value of $350-$500 million over the next five years.

Laying the Foundation

Petrogen is committed to establishing the highest quality organization to meet its near and long term challenges and achieve its vision. The Company's foundation begins with its dedication to ethical and transparent business standards on behalf of all its stakeholders. In support of this process, Petrogen has recently taken the following steps, and is further committed to achieving the following objectives:

Recent Steps Taken:
  Strengthening its Bench. Effective January 1, Petrogen added Neville Henry (formerly Exploration and Business Development Manager for Anadarko Petroleum) as President to help manage and execute its growth strategy. Petrogen continues to focus on building a high caliber team, and expects to make further full-time additions in 2004 in the areas of engineering, finance, legal and land.

  Embracing Transparency. Three recent actions were undertaken in this light:

    More Robust Communication. Petrogen believes in transparent, robust communication with all of its stakeholders, and is the key driver behind this ongoing supplemental disclosure program, the Company Profile: to better communicate its business plan and objectives and allow investors to more fully understand the Company.

    Eliminated Potential Conflicts of Interest. In January Petrogen Corp. effectively separated itself from private-affiliate Petrogen International, Inc. (PIL). As a result, Petrogen has streamlined and made more transparent its operating and financial structure, increased its assets 10% through the elimination of PIL's carried interest, reduced its projected development cost structure 10% by removing PIL as sole operator and gained access to Adams Ranch, a significant core property to develop.

    Better Comparability. Petrogen is also in the process of moving to a calendar year end to promote greater comparability to its peers in the E&P industry. A 10KSB short year will be filed by March 31, 2004.

2004 Objectives:

  Flexible drilling program/capital budget established. Petrogen has prepared two potential drilling programs tailored to different levels of funding scenarios for the Company throughout the year:

    Minimum Program - targets 11 opportunities with estimated development and completion costs of $3.6mm.

    Targeted Program - targets 23 opportunities with estimated development and completion costs of $9.0mm.

  Become self-funding with established base of net production. Both drilling programs provide compelling risk/reward opportunities:

    Minimum Program - Success of its Minimum Program should allow Petrogen to end 2004 being both self-funded and with net daily production exit rates of 4 MMcfed. Project level economics for the Minimum Program carries a projected 105% blended after-tax cash return on investment translating to a 12 month payback on initial project investment. See page 12 for more detail.

    Targeted Program - Success of its Targeted Program should allow Petrogen to end 2004 being both self-funded and with net daily production exit rates of 9 MMcfed. Project level economics for the Minimum Program carries a projected 84% blended after-tax cash return on investment translating to a 12-18 month payback on initial project investment. See page 14 for more detail.

  First production and first revenues expected 2Q'04. Pending funding's allowance of recommencing two recompletions and two new wells spudded (new drilling) by March-end, Petrogen expects landmark first production and first revenues to flow in the second quarter.

  Independent engineering analysis. Although two properties comprising 45% of its proved reserve base has undergone independent engineering surveys, Petrogen expects to have a new third-party analysis completed on each property by an industry-leading engineering firm by March 31.

Growth Strategy

Low Risk Operating Philosophy: Pursuing singles, not homeruns. Petrogen's growth strategy is focused on the progressive expansion of oil and gas production and reserves by acquiring low-cost, low-risk producing properties which possess significant undeveloped upside. Petrogen systematically develops these reserves using low cost management approaches and time-proven exploitation strategies, leveraging existing take-away infrastructure and strategic operating partnerships to produce at the highest margin possible. Steady execution of this strategy should allow Petrogen to leverage into increasingly attractive higher-quality transactions over time, leading to sustained growth in assets (reserves), production and cash flow. With a significant base of proved and potential reserves now established, Petrogen will achieve its long term growth objectives through a strategic mix of both:

  Greenfield Development - Fueling near term growth will be execution of Petrogen's exploitation focused operating program, principally the recompletion and expansion of existing developed reserves (14.5 Bcfe net), augmented by development drilling of its PUD opportunities (14.6 Bcfe net). The Company will also undertake targeted exploratory activities of its potential resource base (100 Bcfe net) if it is able to mitigate its financial exposure through either a carried interest by joint-venture partners or by developing proved reserves from the same well (a protective "bailout" zone).

  Strategic Acquisition - Petrogen's long term growth will be enhanced by a continuation of select, targeted properties that possess high-quality proven reserves with undeveloped upside. Petrogen has already established a successful track record completing four transactions over two years for only a nominal entry cost. While further acquisitions will be opportunistically driven, management is principally focused on its organic drilling opportunities today.

3. Greenfield Development - Focus on Assets

Asset Base Overview

Over the last two years, Petrogen has acquired ownership or leased interests in four separate fields, geographically diversified across Texas, Mississippi and Wyoming. Each project has a known history of production, and combined create a balanced mix of immediate recompletion opportunities while providing a substantial backlog of development drilling prospects to fuel sustained organic production growth for the foreseeable future.

Discussed in more detail on the following pages, the four projects listed from largest to smallest by total potential opportunity:

  Emily Hawes Field, Texas

  Adams Ranch, Texas

  Baxterville Field, Mississippi

  Enos Creek Field, Wyoming

Chart 9 : Proved Reserves by Project	Chart 10 : Potential Reserves by Project
Table 3 : Petrogen Corp. Proven and Potential Reserve Detail (MMcf gas equivalent)

Drilling Program

In order to expedite its drilling activities as incremental funding occurs, Petrogen has created two development drilling programs for 2004 tailored to different potential financial/liquidity scenarios.

  Minimum Development Program

  Detailed in Table 4 on the following page, Petrogen has identified 11 drilling and work-over candidates under its Minimum Development Program to be exploited over the course of 2004. In total, the Company targets spending $3.6mm to develop, complete and connect an estimated 14.6 Bcfe of net proved and potential reserves. Such a program not only meets all of Petrogen's minimum performance criteria to maintain its lease title ownership, it would if successful convert nearly 50% of its proved reserve base to proved developed producing status.

  While actual drilling activity going forward will be highly contingent upon the magnitude and timing of any financing ultimately achieved, Petrogen believes under its Minimum Program that net daily production has the potential to reach 2.0 MMcfd by mid-year, ramping two-fold to more than 4 MMcfd by year-end.

  Project level economics illustrated are based on assumptions that include projected production rates, completion costs and operating costs detailed on the following pages, with 2004 average NYMEX commodity prices of $4/mmbtu natural gas and $30/bbl oil. While commodity prices remain volatile, this estimate appears conservative when viewed against current average 2004 NYMEX gas and oil futures at $5.44 and $31.86, respectively.

  Based on the above, if the Minimum Program meets with 100% success, the first year after-tax cash return on project investment could exceed 100% on the project level. This translates to a project payback period of effectively 12 months. Moreover, by year end 2004, estimated operating income from the projects - annualized - could potentially reach $5mm (project level operating income is prior to funding corporate level expenses such as general and administrative and financing costs) to help fuel future growth and development.

  Chart 11 : 2004 Net Production and Reserve Targets, Minimum Program

  Table 4 : Minimum Development Program - Projected Operating and Financial Targets

  Targeted Development Program

  Detailed in Table 5 on the following page, Petrogen has identified 23 drilling and work-over candidates under its Targeted Development Program to exploit over the course of 2004. In total, the Company targets spending $9.0mm to develop, complete and connect an estimated 24.5 Bcfe of net proved and potential reserves. Like the Minimum Program, this would not only meet Petrogen's performance criteria to maintain its lease title ownership, if successful it would convert 60% of its proved reserve base to proved developed producing status. The Program would also include deep test drilling at both the Emily Hawes and Adam Ranch projects. If successful as well, Petrogen will have notably converted 8% of its potential (probable/possible) reserve base to PDP reserves and upgraded much of its probable and possible reserves to PUD level, thereby creating definitive value in this higher risk resource base.

  While actual drilling activity going forward will be highly contingent upon the magnitude and timing of any financing ultimately achieved, Petrogen believes under its Targeted Program that net daily production has the potential to reach 4.0 MMcfd by mid-year, ramping two-fold to more than 9 MMcfd by year-end. As in the Minimum Program, project level economics are based on assumptions that include projected production rates, completion costs and operating costs detailed on the following pages, with 2004 average NYMEX commodity prices of $4/mmbtu natural gas and $30/bbl oil. While commodity prices remain volatile, this estimate appears conservative when viewed against current average 2004 NYMEX gas and oil futures at $5.44 and $31.86, respectively.

  Based on the above, if the Targeted Program meets with 100% success, the first year after-tax cash return on project investment could exceed 84% on a project level. This translates to a project payback period of effectively less than 18 months. Moreover, by year end 2004, estimated operating income (EBIT) from the projects - annualized - could potentially reach over $9mm (project level operating income is prior prior to funding corporate level expenses such as general and administrative and financing costs) to help fuel future growth and development.

  Chart 12 : 2004 Net Production and Reserve Targets, Targeted Program

  Table 5 : Targeted Development Program - Projected Operating and Financial Targets

Emily Hawes at a Glance	Emily Hawes Field, Texas
  (Gulf Coast Onshore)

  The Emily Hawes Field was Petrogen's first property acquisition, purchased in May 2002. Hawes provides an attractive mix of high expected return PDNP gas reserves with a significant base of estimated proved and probable reserves. In fact, as Emily Hawes accounts for 60% of the Company's total net probable and possible reserves, Hawes represents Petrogen's highest project potential of its four properties.

  PROJECT OVERVIEW

  Petrogen currently controls a 95% working interest and 77.5% net revenue interest in 1,571.5 acres of oil and gas leases located on Matagorda Island, Calhoun County, Texas. Located approximately 90 miles southwest of Houston, these leases encompass the entire proven productive limits of the Emily Hawes Field.

  Emily Hawes is a prime example of Petrogen's ability to successfully build a base of low-cost reserves through "farm-in" style transactions. Specifically, Petrogen acquired 12.2 Bcf of gross proved reserves for $130,000 cash and the issuance of 365,000 shares for associated services. Even after deducting working interests and net revenue interests which remain with the sellers, rights to develop net reserves of 9.0 Bcf were acquired for total consideration of $265,000. This translates to an effective lease acquisition price of only $0.03/Mcf versus an industry average purchase price of $1.30/Mcf. Petrogen's one performance obligation to maintain its drilling rights to Emily Hawes is that it must establish production in calendar 2004.

  PRODUCTION HISTORY OF TREND & GEOLOGY

  The Emily Hawes Field is located within the prolific oil and gas producing Miocene-Frio Trend, which consists of hundreds of individual oil and gas fields that produce from multiple Miocene and/or Frio age sands located in a fairway that parallels the present day Texas Gulf Coast. Discovered in 1984, the Emily Hawes Field produced only 1.794 Bcf before significant uncontrolled sand production led to the field's current shut-in status.

  In addition to the Emily Hawes Field, significant oil and gas production has been established in several fields adjacent to the prospect. These include Steamboat Pass Field, two miles to the northwest which has produced in excess of 55 Bcf, and Grass Island Field, six miles to the northeast which has produced over 16 Bcf and 2 MMBbl of crude oil. Southwest of the prospect, an individual Union Oil well located within offshore Tract 701-S has produced over 6 Bcf. Immediately northeast, the Hughes Tract "J" #1 & #2 wells have established gas production in the 5,100 foot Miocene Sand and crude oil production in the 5,600 foot Miocene Sand.

  The Emily Hawes Field is located on a simple anticlinal closure on a down-to-the-coast normal fault. At the Miocene level, approximately 800 feet of structural closure is encompassed within the leased area. At Emily Hawes Field, gas production has been established in multiple Miocene Sands between 6,190-6,450 feet. Additional Miocene Sands remain to be tested, but log and sidewall core analyses strongly suggest that these sands could also be productive.

  RESERVE ESTIMATES

  Third party engineering analysis provided by J.W. Rhea Interests indicate proved natural gas reserves of 12.2 Bcf gross (9.0 Bcf net), of which 75% is classified as developed non-producing. The remaining proved reserves are undeveloped.

  While the successful production of the proved reserves alone would make Emily Hawes an attractive project, the true upside of the field resides in successfully proving up and developing its probable and possible reserves. Petrogen's current estimate is for probable and possible gross unrisked reserves in the Miocene, of 20.4 Bcf (15.0 Bcf net). Potentially more significant is that beneath the Miocene which contains the current proved reserves and from which natural gas production was established in the 1980s, there exists Frio and deeper units (approximately 9,000-12,500 feet) which could provide even greater upside. Petrogen estimates that unrisked possible reserves in the Frio could total as much as an additional 60 Bcf gross (44.2 Bcf net) of natural gas.

  Three wells were initially drilled in the Emily Hawes field in 1984 by GeoSouthern. These wells exhibited excellent reservoir and production characteristics with up to 30% porosity and calculated absolute open flow production rates of 5-16 MMcfd. Although minor gas production was reported in 1984-1985, production did not begin in earnest until the completion of the Matagorda Island Pipeline in March 1986. While production continued through September 1991, production rates were continually curtailed by uncontrolled sand flow, a situation which could have been avoided had the wells undergone a standard gravel pack completion typical of the region. The sanding up of the wells eventually became so severe it led to the premature abandonment of the field. Of the 14 Bcf of reserves proven in the Miocene by the three wells, only 1.8 Bcf was produced. Consequently, a balance of 12.2 Bcf gross proven reserves remain.

  DEVELOPMENT OVERVIEW

  To realize the project's existing proven reserves, Petrogen plans to drill new wells offsetting the original well-bores. These new wells will utilize proper gravel pack completion techniques to control sand production as well as evaluate different mud systems to reduce formation damage. Given the profuse level of sand originally produced, new offset wells should be more economical than recompleting the original well-bore. Using data derived from the first new well, step-out locations will then be drilled to efficiently and economically drain the reservoir. Management believes three offset wells in total should be sufficient to drain the proved reserves (denoted the Petrogen-Emily Hawes #1, #2 and #3).

  To mitigate its development risk, Petrogen is also in the process of acquiring 1998-3D seismic data over the Emily Hawes acreage and remapping the reservoirs as well as deeper potential pays.

  It should also be noted that Matagorda Island is an environmental reserve for 19 endangered species, in particular the whooping crane. The birds' migration and nesting habits limit Petrogen to a development window between April 15 through October 15, effectively eliminating the first and fourth quarters in any development plans.

  As detailed on pages 12-15, Petrogen has outlined for 2004 both a minimum work schedule and targeted work schedule, depending on the outcome of its current financing activities. Under its Minimum Program, Petrogen anticipates drilling its first offset well, the Petrogen-Emily Hawes #1 in the third quarter. Under its Targeted Program, Petrogen will accelerate drilling the Petrogen-Emily Hawes #1 in the second quarter, with a second offset well in the third quarter. Moreover, if economically viable, the Petrogen-Emily Hawes #2 may be designed to test the deeper Frio levels, but retain the capacity to complete the Miocene if the deep test is unsuccessful.

  As the natural gas in Hawes Field is both sweet (low sulfur) and lean (little associated natural gas liquids), no treating is required to make it pipeline quality. Once producing, take-away capacity from the island has been secured with the Matagorda Island Pipeline. Operator fees on the pipeline and associated royalties are effectively $0.19/Mcf, and further shipping costs of approximately $0.25/Mcf are expected to be incurred to move gas to the Houston ship channel. Consequently, the effective natural gas netback price to the Emily Hawes wellhead is expected to be about $0.50 below the benchmark Henry Hub, Louisiana price - the delivery point for the New York Mercantile Exchange's (NYMEX) natural gas futures contract.

  Current Status. Drilling has not yet started. Emily Hawes is currently closed to new development through April 15. 2004 drilling activity will be dependent upon funding, with the following two programs outlined:

  Minimum Program :
  Petrogen-Emily Hawes #1 (Miocene)    3Q'04

  Targeted Program :
  Petrogen-Emily Hawes #1 (Miocene)    2Q'04
  Petrogen-Emily Hawes #2 (Miocene/potential Frio)    3Q'04

  PROJECT ECONOMICS

  The principal economic and targeted return assumptions for Emily Hawes are outlined in Table 6 and detailed in Table 7 on page 19. Table 7 encompasses only the proved reserves. The highlights:
    Total costs to complete the proved reserves is expected to run $2.55mm, including acquisition costs. A deep test well to the Frio on a stand alone basis could cost an incremental $2.5mm, but Petrogen is currently evaluating whether a shallow Miocene well can be dual completed, potentially reducing the financial risk associated with such a large expenditure.

    Initial gross production for each offset well is anticipated at 1.5 MMcfd. Combined, net proved production potential from the Hawes project is expected at 3.3 MMcfd initially, and 3.0 MMcfd on average over the first year.

    Unit Costs for Emily Hawes' DD&A and net lease operating expense combined are anticipated to ultimately reside in the range of $0.44/Mcf once full production rates are achieved for the project. Unit DD&A at an estimated $0.28/Mcf compares to more normal industry ranges around $1.50/Mcf, while estimated unit operating expense at $0.16/Mcf also falls well below industry averages closer to $0.75-$1.00/Mcf.

    Base Case NYMEX natural gas commodity price assumption of $4/MMbtu (discussed on page 43) equates to a wellhead netback price of $3.50/Mcf.

    Base Case proved reserve annualized after-tax cash flow (tax-affected project operating income plus DD&A) potential for Emily Hawes is $2.4mm. This translates to a near 100% cash return year-1 on initial completion costs, with an investment payback period of 12 months.

    Positive results to the deep Frio (where reserve and production expectations have been risk adjusted by 50%) could lead to incremental after-tax cash flow of $0.9mm. This translates to a 37% cash return year-1 on the Frio completion costs, with an investment payback period of 2.7 years.

    Economics are gas price sensitive. Every +/- $0.50/Mcf change in annual gas prices translates to +/- $0.3mm in after-tax project cash flow. All else being equal, operating income at the project level (excluding corporate G&A and financing) remains positive under NYMEX gas prices down to $1.10/Mmbtu.

Table 6 : Emily Hawes Field, Base-Case Economics Assuming Full Project Development Table 7 : Emily Hawes Field, Base-Case Economics Assuming Full Project Development

Adams Ranch at a Glance	Adams Ranch, Texas
  (Permian Basin)

  In January 2004 Petrogen Corp. added a fourth property to its development prospects, establishing an asset platform in its third key geographic region, the Permian Basin. Representing one of the Company's most attractive opportunities, Adams Ranch and Emily Hawes together comprise Petrogen's two largest projects which could potentially add significant long term value. Early development of Adams Ranch is a key management initiative.

  PROJECT OVERVIEW

  In conjunction with the recent streamlining of its corporate and financial structure, Petrogen received 100% of the oil and gas assets from privately-held Petrogen International. This zero consideration asset assignment principally related to the transfer of the right, title and interest in a farm-in agreement entered into in late 2003.

  The agreement covers 9,000 gross acres in Crockett County, Texas. Specifically, Petrogen has lease rights at all depths on 1,440 acres, with rights at drilling depths below 5,500 feet on all 9,000 acres. Similar to its other farm-in style agreements, Petrogen has the right to fully develop the Adams Ranch Project through a series of earn-in development initiatives to exploit what initial internal analyses estimates could be a potential natural gas resource base of 42.8 Bcf. Petrogen holds a 100% working interest and a 75% net revenue interest on the project. To maintain its interests in Adams Ranch, Petrogen must meet performance criteria of drilling two deep test wells and four shallow wells annually.

  PRODUCTION HISTORY OF TREND & GEOLOGY

  The Permian Basin is located in West Texas and the adjoining area of southeastern New Mexico, and underlies an area approximately 250 miles wide and 300 miles long. The Adams Ranch acreage specifically lies in the Midland sub-basin of the Permian Basin, which is considered to be one of the most prolific oil and gas producing regions in the United States (first oil discovered in 1928). Today the Adams Ranch property is flanked on all four sides by significant oil and gas production and infrastructure. The 42.8 Bcf potential gas resource base is principally associated with the Canyon, Strawn and Ellenberger Formations. Historically, the Canyon Sand has provided approximately 0.3 BCF on average per wellbore, the Strawn Formation has provided approximately 1.5 BCF on average per wellbore, and the Ellenberger Formation has provided approximately 5.0 BCF on average per wellbore.

  RESERVE ESTIMATES

  Third-party engineering analysis is currently pending and is expected in March. Internal engineering analysis, however, points to 7.2 Bcf of gross proved undeveloped reserves (5.4 Bcf net). Long term potential could be far more significant given internally estimated gross probable/possible reserve potential of 47.4 Bcf (35.6 Bcf net).

  Specifically, Petrogen has the opportunity to develop:

    24 Canyon Sand PUD wellbore locations representing 7.2 Bcf gross (5.4 Bcf net) proved undeveloped reserves;

    8 commingled Strawn and Ellenberger wellbore locations representing 26.0 Bcf gross (19.5 Bcf net) of potential reserves; and

    The potential over time to develop an additional 48 Canyon Sand locations, representing 14.4 Bcf gross (10.8 Bcf net) unrisked possible reserves. In addition to the above opportunities, Petrogen is also negotiating to secure the rights to an additional 17 proved developed producing wellbores. These wells are currently in various stages of production that the Company could re-stimulate to generate an initial base of production and project cash flow.

  DEVELOPMENT SUMMARY

  At this point, the development of the Adams Ranch Project is effectively two-fold:

    Successfully develop as quickly as feasible the 24 PUD new well drills;

    Pursue 1-2 targeted deep exploratory tests recognizing the high return potential of the 8 commingled Ellenberger and Strawn locations. Even after risk adjusting by 50% potential reserves and associated production, first year after-tax cash on cash returns approach 150% with less than one year payback on project investment.

  Longer term, Adams Ranch should continue to provide development opportunities well into the foreseeable future given the large number of PUD wells available for immediate drilling coupled with potentially significant exploratory upside and a backlog of 48 incremental Canyon locations.

  Current Status. Petrogen has not yet commenced development or re-stimulation initiatives on the Adams Ranch Property, but intends to commence such initiatives immediately upon funding. 2004 drilling activity will thus be dependent upon capital availability, with the following two programs outlined:

Minimum Program :	Adams-1 Deep exploratory test	1Q'04
	Adams-1 & -2 Shallow PUD well	2Q'04
	Adams-2 Deep exploratory test	3Q'04
	Adams-3 & -4 Shallow PUD well	4Q'04
Targeted Program :	Adams-1 Deep exploratory test	1Q'04
	Adams-1 Shallow PUD well	1Q'04
	Adams-2, -3 & -4 Shallow PUD well	2Q'04
	Adams-2 Deep exploratory test	3Q'04
	Adams-5, -6 & -7 Shallow PUD well	3Q'04
	Adams-8, -9 & -10 Shallow PUD well	4Q'04

  Natural gas from the region is effectively pipeline quality with no treating or processing required, and as the Permian Basin is a very mature region, take-away infrastructure is extensive. As a proxy for transportation costs to market, the current NYMEX forward options market in basin differentials between the Permian Basin and NYMEX Henry Hub currently averages $0.36 for the next two years.

  PROJECT ECONOMICS

  The principal economic and targeted return assumptions associated with the Adams Ranch Project are outlined in Table 8 below and detailed in Table 9 on page 23. In addition to the proved reserves targeted, also detailed are assumptions related to the Ellenberger and Strawn development given both the high risk/reward attributable to these potential reserves and management's intent to quickly test this formation. Other project economic highlights include:

    Total costs expected to complete the proved undeveloped reserves is expected to reach $5.4mm, with an additional $4.8mm to develop the Ellenberger and Strawn locations.

    Initial gross production for the PUD reserves in total could reach 7.2 Mmcfgd across all 24 well sites. However, Canyon Sand production has a very material first year decline curve, and first year average production rates are estimated at 3.6 Mmcfgd(2.7 Mmcfgd net). Furthermore, after risk adjusting by 50% expectations from the Ellenberger/Strawn, success here could lead to incremental initial gross production of 12 Mmcfgd (9 Mmcfgd net).

    Unit costs should remain modest relative to industry norms. Combined DD&A and net lease operating expense for the PUD and potential Ellenberger / Strawn reserves is anticipated to ultimately reside in the range of $1.10/Mcf and $0.28/Mcf, respectively, once full production rates are achieved. This would result in a blended cost structure of $0.47/Mcf across the Adams Ranch Project.

    Base case NYMEX natural gas commodity price assumption of $4/MMbtu (discussed on page 43), which would equate to an Adams Ranch netback price of $3.64.

    Under the assumptions projected, Base Case annualized after-tax cash flow potential is $2.5mm from the PUD reserves in total, with an additional $7.2mm potential from development of the Ellenberger/Strawn. Combined, the Adams Ranch Project would yield a near 100% first year cash return on completion costs, with an investment payback period of approximately one year.

    Economics are gas price sensitive. Across the entirety of the project, every +/- $0.50/Mcf change in annual gas prices translates to +/- $1.3mm in after-tax project level cash flow. Due to its low cost structure, operating income at the project level (excluding corporate G&A and financing) remains positive with NYMEX gas prices down to $1.00/Mmbtu.

  Table 8 : Adams Ranch Project, Base-Case Economics Assuming Full Project Development

  Table 9 : Adams Ranch Project, Base-Case Economics Assuming Full Project Development

Baxterville at a Glance	Baxterville Field, Mississippi
  (Gulf Coast Onshore)

  Baxterville currently represent Petrogen's largest source of proved reserves, and is one of the Company's most immediate opportunities to develop production. The project contains an estimated 23.0 Bcfe of gross (10.9 Bcfe net) proved developed reserves. As 54% of these reserves are proved developed non-producing (shut-in wells), Baxterville provides Petrogen five immediate recompletion opportunities. The first four of these is anticipated to be drilled now through June, giving Baxterville a key role in establishing initial production and cash flows.

  Petrogen's second transaction, the Company entered into a Letter of Intent to recomplete and develop two tracts within the Baxterville Field in Mississippi September 2002. Shortly thereafter, Petrogen entered into a separate Letter of Intent with a separate party to acquire the much smaller but strategically important S.J. Hooper #1, which lay adjacent to the Baxterville tracts acquired.

  PROJECT OVERVIEW

  The Baxterville Field Project consists of 680 acres, comprised of 640 acres of oil and gas leases located in Marion and Lamar Counties, Mississippi (specifically the Dunn & Swan Tracts of Baxterville Field) and an adjacent 40 acres covered by the Hooper Lease. Located approximately 80 miles north of New Orleans and approximately 100 miles south of Jackson, Mississippi, this acreage occupies the north flank of the mature oil and gas producing Baxterville Field.

  Baxterville Tracts: Maintaining its fiscal discipline against spending upfront dollars, Petrogen entered into a negotiated arrangement to pursue four identified recompletion and additional infill drilling prospects. Primary terms of the farm-out agreement include:

    Zero cash consideration, however, Petrogen paid $22,000 in site clean-up costs pre-commencement of operations in December 2002. PTGC is entitled to recoup 50% of this cost from initial production revenues.

    Petrogen will participate on all natural gas wells with a 50% working interest and 75% net revenue interest, and on all oil wells with a 75% WI and 75% NRI. Additionally, Petrogen has agreed to fully carry all costs of the development and operating expenses on the four recompletions.

    Petrogen is subject to certain performance criteria to retain the Baxtervile lease rights. To maintain its PDNP ownership, once the first successful recompletion well is producing, a subsequent work-over well must be drilled within 90 days. To maintain its PUD ownership, Petrogen must drill one new PUD well by March 25, although Petrogen is currently renegotiating this term and fully expects to extend this time frame.

  Hooper Lease: In addition to the Baxterville agreement, Petrogen also purchased the smaller but strategic Hooper Lease. Petrogen acquired for $22,500 cash a 100% working interest and 77% net revenue interest in 54.8 MBbl of gross proved developed non-producing oil reserves (42.2 MBbl net). There are no minimum performance criteria associated with Hooper.

  While in isolation the Hooper lease would not have met Petrogen's criteria for acquisition, its strategic importance lies in the potential positive impact it could have on the Company's adjacent Baxterville acreage. Geophysical log analysis of the Hooper well-bore indicates productive natural gas zones in the Eagle Ford Sandstone and Selma Chalk Formations. Should economically recoverable quantities of natural gas be proved at Hooper, it could have positive implications for new gas zones in Baxterville. Petrogen has already identified at least two new potential well site locations on the Baxterville tracts under such a scenario.

  PRODUCTION HISTORY OF TREND & GEOLOGY

  The Baxterville Field and surrounding regions have a long production history. First drilled in the early 1940's, more than 300 wells have produced more than 262 MMBbl of oil and 450 Bcf of natural gas. Near Baxterville Field, additional productive fields with similar geology include Hub Field, eight miles northwest, Angie Field, five miles west, and Pistol Ridge Field, eight miles southeast.

  The Baxterville Field is located within the Interior Salt Basin of Mississippi. Within this basin, deformation of deeply buried salt has created numerous faulted structural folds (anticlines). When overlain by porous and permeable sands, these anticline structures create excellent traps for oil and natural gas. Arial extent of the field is in excess of 13,000 acres. Producing zones in the Field and their respective depths include the natural gas sands in the Wilcox (2,500'), Midway (5,000'), Selma Chalk (6,500'), and Eagle Ford (8,000') Formations and multiple oil producing sands in the Tuscaloosa Formation (10,000'). Most important to Petrogen, however, are the deeper zones, as the Company's interest in Baxterville specifically lies 100 feet below the base of the Selma Chalk to the bottom of the Tuscaloosa Formation. All depths are controlled on the Hooper Lease.

  RESERVE ESTIMATES

  Third-party engineering analysis is currently pending and is expected in March 2004. Internal engineering analysis, however, points to 1.958 MMbbl of gross proved crude oil reserves and 11.25 Bcf of gross proved natural gas reserves, for a total 23.0 Bcfe (10.9 Bcfe net) gas equivalent. The Company ascribes no probable or possible reserves to the Baxterville Field Project.

  Of the 10.9 Bcfe of proved reserves, all the natural gas and one quarter of the crude oil is considered behind-pipe proved developed non-producing reserves. The five identified recompletion targets (including Hooper) associated with these PDNP reserves have a combined history of production of 489,000 Bbl of crude oil and 11 Bcf of natural gas prior to their current shut-in status.

  DEVELOPMENT OVERVIEW

  Petrogen plans a twofold development strategy to realize these proved reserves:

    Recomplete the five existing shut-in wells to tap the estimated 14 Bcfe of gross PDNP (5.8 Bcfe net) reserves, and

    Pursue a six-well drilling program to produce the 1.5 MMbbl gross (0.84 MMbbl net) proved undeveloped crude oil reserves.

  Phase I - Recompletion. Petrogen is currently re-entering and re-completing two shut-in well-bores (Moody #6, Hooper #1). Activity on the remaining three is expected in the second and third quarters of 2004 under the Targeted Program, with two recompletions expected under the Minimum Program.

  Initial recompletion activity began with the Hooper #1 in early 2003. After repairs to the separator tanks, the Hooper #1 briefly produced 17 B/d of crude oil. At that time, a secondary completion (chemical xylene treatment) was undertaken to further stimulate production. However, complications during the treatment led to a loss of production. With corrective measures identified, Petrogen anticipates re-treating the well in the first quarter, and anticipates oil production in the range of 20-30 B/d.

  Recompletion activity on the Moody #6 originally commenced mid-2003. After positive initial results, a hole in the casing at 5,000' led to water production. While the tubing problem was corrected, the Moody #6 has nonetheless continued to produce water over the last few months. Management is assessing its options, as oil production could still potentially commence at any point.

  Under Petrogen's Targeted Program, drilling activity on the third and fourth recompletion, the Moody #5 and Moody #1, is anticipated to begin in the second quarter. Both wells target the same 403,000 Bbl of gross (227,000 Bbl net) PDNP oil reserves that the Moody #6 was targeting. Management believes that two wells will likely be able to drain the targeted oil reservoir.

  The final recompletion opportunity and Baxterville's sole natural gas well, the A.V. Gex #1, is anticipated to begin in the third quarter. The A.V. Gex #1 is also notable as being Petrogen's highest risk-reward opportunity based on potential first year cash return analysis. Estimated completion costs of $150,000 and anticipated first year after-tax cash flows of $250,000 translates to a first year cash-on-cash return of over 150% and an implied investment payback period of less than nine months.

  Phase II - Development Drilling. The second stage of its two-step development process is to develop its 1.5 MMBbbl gross (0.84 MMBbl net) PUD oil reserves. Petrogen believes it can drain this reservoir with as few as six new wells. Petrogen is currently renegotiating the terms of its Baxterville Field agreement and fully expects to extend the March 25 performance deadline. Assuming success on this front, Petrogen expects to drill the first new PUD well, the Petrogen-Moody #1, in the fourth quarter. Recognizing that Phase II represents a higher degree of risk relative to the first stage recompletions - both geologically and at $850,000 per well, financially - this second stage growth initiative is principally aimed at driving growth in 2005.

  Petrogen anticipates using existing transportation infrastructure in the field to move the hydrocarbons to major intra-state pipelines; while such field transportation costs are in the process of negotiation, they are expected to be relatively nominal. Natural gas production at Baxterville is effectively pipeline quality, and does not require either significant treating or processing. Oil grade is heavy, however, with an expected API gravity of 17 (versus WTI crude oil at 40). Consequently, while the natural gas netback price is anticipated to be only $0.50/Mcf below the benchmark NYMEX, the crude oil differential may range from $6-$10/Bbl.

  Current Status. The Moody #6 is connected and producing water, with hydrocarbon production still possible. The Hooper #1 only requires modest work-over activity. 2004 drilling will be dependent upon funding, with the following two programs outlined:

Minimum Program :	Hooper #1 recompletion	1Q'04
	Moody #5 recompletion	2Q'04
	AV Gex #1 recompletion	3Q'04
Targeted Program :	Hooper #1 recompletion	1Q'04
	Moody #5 recompletion	2Q'04
	Moody #1 recompletion	2Q'04
	AV Gex #1 recompletion	3Q'04
	Petrogen-Moody #1 new PUD well	4Q'04

  PROJECT ECONOMICS

  The principal economic and targeted return assumptions associated with the Baxterville Field / Hooper Project are outlined in Table 10 and detailed in Table 11 on page 28. The highlights:

    Total costs to complete the proved reserves is expected to run $4.5mm going forward, not including about $200,000 spent to date on the Moody #6. This development is very bifurcated however, with less than $1mm believed to be required to develop the PDNP reserves. In short, 20% of the spending is expected to produce 55% of the proved reserves.

    Initial gross production for the Baxterville project combined could reach 7.0 MMcfed (3.8 MMcfed net). After accounting for expected declines, first year average production over the combined project is expected at 5.4 MMcfed (2.9 MMcfed net).

    Unit costs for Baxterville's DD&A and net lease operating expense combined are anticipated to ultimately reside in the range of $0.84/Mcf once full production rates are achieved. While representing the highest unit cost structure of Petrogen's four properties, unit costs are still anticipated to remain well below industry norms over $2/Mcf.

    Base case NYMEX natural gas commodity price assumption of $4/MMbtu and NYMEX WTI crude oil price of $30/bbl (discussed on page 43) equates to expected oil and gas price wellhead netback prices of $22/Bbl and $3.50/Mcf, respectively.

    Over the entire project, Base Case annualized after-tax cash flow potential is estimated at $2.3mm. This translates to a 52% cash return year-1 on initial completion costs, with an investment payback period of about two years.

    Baxterville's economics are sensitive to changes in both gas and oil prices, but more weighted towards oil. Every +/- $1.00/Bbl change in annual oil prices translates to a near +/- $100,000 in after-tax project cash flow, while every +/- $0.50/Mcf change in annual gas prices translates to a near +/- $40,000 in cash flow. Due to its low cost structure, operating income at the project level (excluding corporate G&A and financing) remains positive with oil prices down to $15/Bbl.

  Table 10 : Baxterville Field, Base-Case Economics Assuming Full Project Development

  Table 11 : Baxterville Field Project, Base-Case Economics Assuming Full Project Development

Enos Creek at a Glance	Enos Creek Field, Wyoming
  (Rocky Mountains)

  Beyond the onshore Gulf Coast and Permian Basin, Petrogen focuses on a third core geographic region, the Rocky Mountains. In September 2002, Petrogen entered into a Letter of Intent to develop certain acreage on the Brown Government Lease within the Enos Creek natural gas field, Wyoming. While at 3.8 Bcf of net proved reserves Enos Creek is the smallest of Petrogen's four properties, the economics at Enos Creek are no less attractive with an estimated one year payback on investment for the project as a whole.

  PROJECT OVERVIEW

  The Enos Creek Field is located 55 miles south of Cody, and 145 miles northwest of Casper, Hot Springs County, Wyoming.

  Continuing to mitigate its upfront financial risk, Petrogen entered into a zero-cash negotiated transaction giving Petrogen a 100% working interest and 77.5% net revenue interest on 440 acres of existing oil and gas leases. Petrogen further identified an additional 440 unleased acres to develop, designated as an Area of Mutual Interest (AMI) within the farm-in agreement. In the AMI, Petrogen holds a 100% working interest and 80% net revenue interest.

  General terms of the farm-in partnership agreement include:

    No upfront cash consideration; Once producing, Petrogen will pay 50% of its production net income (net of royalties) to a maximum $75,000 to its partner (as a nominal cash production payment);

    After certain hurdles, Petrogen's partner has the right to convert a portion of its royalty interests in both the existing leases and in the AMI into a working interest percentage in which to participate on future upside (see below);

    In order to maintain its lease interest in Enos Creek, Petrogen must simply begin workover activity on the three existing wells in 2Q'04.

  Existing Lease Acreage. On the three present and any future wells drilled on the existing leases, Petrogen holds a 100% WI and a 77.5% NRI. However, once Petrogen has recouped all of its associated development costs and its partner has received its $75,000 production payment, the farm-in partner can convert a 5% overriding royalty interest to a 50% working interest. Upon conversion, Petrogen's working interest will consequently drop to 50% from 100%, while its net revenue interest will increase to 82.5% from 77.5%.

  AMI. On any leases newly acquired in the 440 acres delineated by the AMI, Petrogen's working interest begins at 100% with an 80% net revenue interest. Similarly, after Petrogen recoups its initial costs, its farm-in partner can convert a 2.5% overriding royalty interest to a 25% working interest. Upon conversion, Petrogen's working interest in the AMI will consequently drop to 75% from 100%, while its net revenue interest will increase to 82.5% from 80.0%.

  PRODUCTION HISTORY OF TREND & GEOLOGY

  The Enos Creek Field consists of a north-south trending symmetrical anticline exhibiting 1,000 feet of closure and encompassing approximately 800 proven acres. It is located on the western flank of the prolific Bighorn Basin, which has produced over its life in excess of two billion barrels of oil and more than one trillion cubic feet of natural gas. Compressional forces related to the building of the Rocky Mountains created numerous anticlines which subsequently filled with oil and gas. In fact, within a 15-mile radius of Enos Creek Field, 20 such anticlines are located which are oil and gas productive.

  Like many of the structural fields on the western flank of the Bighorn Basin, Enos Creek produces from multiple pay zones. Established pays include the Phosphoria Limestone, Tensleep Sandstone, Curtis Sandstone, and multiple sands within the Frontier Formation, all ranging in a relatively shallow depth of 2,000-4,000 feet. In addition, the shallower Torchlight and Cody Sandstones (800-1,500 feet) have either tested positive for natural gas or reflect positive log shows indicating the presence of natural gas.

  RESERVE ESTIMATES

  Ripe for development, the Enos Creek Field itself has only produced 894.5 Mbbl of oil and 421.8 MMcf of gas to date, a fraction of the hydrocarbon reserves estimated to exist in the Field. Of the 12 wells drilled and completed within the field, six have been oil productive, three were gas productive, one was dually completed producing both oil and gas and two were dry holes. Of the multiple proven pay zones identified within the field, natural gas trapped in multiple Frontier Sands forms the majority of the remaining proven reserves. Petrogen's lease interests encompass the Frontier, Torchlight and Cody Formations.

  Third party engineering from J.W. Rhea indicates gross proven natural gas reserves for the Enos Creek project of 4.8 Bcf (3.8 Bcf net). At its current net interests, approximately 50% of the reserves are developed non-producing (associated with the three existing wellbores) and 50% are considered proved undeveloped (associated with AMI). Beyond this, further potential on the acreage exists with an estimated 4.7 Bcf of net possible reserves in the Torchlight and Cody Formations. Post the rights conversion, net proved and possible reserves would decline to 2.5 Bcf (41% PDNP / 59% PUD) and 3.0 Bcf, respectively.

  DEVELOPMENT SUMMARY

  Winter conditions effectively set a development drilling period in the second and third quarters. Recognizing this constraint, Petrogen plans a two-phase development cycle based in part on operating risk:

    Phase I - Develop Existing Leases. This principally relates to the workover of three recompletion wells, the Brown Government #1, #2, and #3:

      Workover activity was originally initiated on the Brown Government #1 in mid-2003. The company perforated three additional Frontier Sands providing for over 52 feet of known productive pay. The recompletion process remains incomplete, hampered first by funding then winter's onset. With adequate funding, recommencement is expected in the second quarter 2004, with targeted initial production rates of 500 Mcfd.

      The Brown Government #2 and #3 are slated to be drilled in the second quarter as well under the Targeted Program, but could be delayed to 2005 under the Minimum Program.

      It should also be noted that the estimated 4.7 Bcf of possible reserves in the Torchlight and Cody Formations under the existing acreage are of a shallower depth than the primary Frontier zone. Consequently, Petrogen will assess the possibility of potentially testing these zones in the normal course of developing the PDNP reserves and potentially dual-completion the #2/#3.

    Phase II - Develop AMI. Phase II currently envisions the drilling of two new wells in the AMI. This exploratory effort is aimed at tapping the 2.4 Bcf of gross (1.9 Bcf net) proven reserves in the AMI, which is sourced from the same three Frontier Sands associated with the PDNP reserves on the existing leases. Timing of Phase II will be dependent upon funding, and will occur after Phase I.

  Natural gas production at Enos Creek is pipeline quality and does not require treating or processing. Petrogen has secured a sales contract with Sierra Gas Corporation to ensure that the Company has access to transmission capacity. The contracted wellhead netback price is calculated as 90% of the interstate wellhead price on Colorado Interstate Gas (CIG). Transportation differentials between CIG and Henry Hub can be extremely volatile; over the five years 1998-2002 CIG averaged $0.58/Mcf below Henry Hub, ranging from a $0.30 premium spike to a $2.68 discount in late 2002. While the differential in 2002 ran at extremely elevated levels due to constrained take-away capacity out of the Rockies, new pipeline and expansion projects come on line in mid-2003 have returned the differential closer to the 5-year average. The NYMEX forward options market in basin differentials between CIG and NYMEX Henry Hub currently averages $0.80 over the next two years.

  Current Status. The Brown Government #1 is in the process of recompletion, with recommencement pending funding. Further activity in 2004 will be predicated upon funding levels, with the following two programs outlined:

Minimum Program	Brown Government #1 recompletion	2Q'04
Targeted Program	Brown Government #1 recompletion	2Q'04
	Brown Government #2 recompletion	2Q'04
	Brown Government #3 recompletion	2Q'04
	Petrogen-BG #1 new PUD well	3Q'04

  PROJECT ECONOMICS

  The principal economic and targeted return assumptions associated with the Enos Creek / Brown Government Lease Project are outlined in Table 12 and detailed in Table 13 on page 32. The highlights:

    Total costs to complete the proved reserves is expected to run approximately $1.6mm combined for the three recompletions (including fracture stimulation) and two new AMI wells.

    Initial gross production for the project could total 3.5 Bcfd, 1.5 Bcfd of which is expected to originate from the recompletions. Net initial production potential from the project (pre-rights conversion) would equate to 2.8 Bcfd.

    Unit costs remain modest relative to industry norms. The project's combined DD&A and net lease operating expense is anticipated to ultimately reside in the range of $0.85/Mcf once full production rates are achieved.

    Base Case NYMEX natural gas commodity price assumption of $4/MMbtu (discussed in more detail on page 43) equates to an effective wellhead netback price of $2.88/Mcf based on the market's current $0.80 basin differential and Sierra Gas sales contract.

    Over the entire project, base case annualized after-tax cash flow potential is $1.6mm. This translates to an approximate 100% cash return year-1 on initial completion costs, with an investment payback period of one year.

    Economics are gas price sensitive. Every +/- $0.50/Mcf change in annual gas prices translates to +/- $250,000 in cash flow. Due to its low cost structure, operating income at the project level (excluding corporate G&A and financing) remains positive with NYMEX gas prices down to $2.00/Mmbtu.

  Table 12 : Baxterville Field, Base-Case Economics Assuming Full Project Development

  Table 13 : Enos Creek Field / Brown Government Lease Project, Base-Case Economics Assuming Full Project Development

  4. Acquisitions - Enhancing Long Term Growth

  Although Petrogen has established a low-cost, opportunity rich asset base to exploit, long term growth will be augmented through select acquisitions targeting domestic properties which possess high-quality proven reserves with undeveloped upside. Building on its track record of acquiring undervalued reserves over the last two years, continued execution on this front should allow Petrogen to leverage into increasingly attractive higher-quality transactions over time, leading to sustained growth in assets (reserves), production and cash flow.

  Setting the Stage

  Paralleling the changes in the life-cycle of finding and developing hydrocarbons is a similar change in the ownership of properties. For example, a large reserve discovery with high initial production is often developed by an Oil Major. The larger independent oil and gas companies who can better focus and profit on relatively smaller (but still large) opportunities begin to enter the picture by acquiring nearby acreage. In both cases, as the field is developed and production rates naturally decline, the acreage over time becomes less meaningful to a large company's overall production. The end result is often a property sale once an economic size-threshold has been crossed, and often a property may undergo multiple sales to ever smaller entities over its productive life. Turnover can also be exacerbated if a field experiences production problems. Thus a niche focused company like Petrogen, staffed with only a small group of experienced professionals with a low cost structure, can meaningfully profit on mature fields that are otherwise too small for most publicly traded E&P independents. By using their combined knowledge, Petrogen's management focuses on known undervalued opportunities which have considerable undeveloped upside.

  Negotiated opportunities are also prevalent from the smaller family or individual-owned properties. These entities typically lack development funding, may need operational support with problematic wells, or seek to spread their investment risk concentrated on singularly large projects. Petrogen being a smaller company with an ability to build non-threatening relationships with these family-type entities has an obvious advantage in securing access to these properties.

  The Acquisition Process

  Petrogen has built a management team with extensive combined depth and background in the oil and gas industry. Relationships are key, particularly in smaller negotiated transactions. It is because of these contacts that all of Petrogen's acquisitions have been initiated on a referral basis, and it is expected that this will continue to be the primary source of project originations.

  Acquisition Criteria. Petrogen utilizes a set criterion to evaluate potential acquisition targets and mitigate risk. Once identified, each property will be evaluated against this general framework, recognizing that each opportunity has its own unique characteristics, merits, risks and economics:

    Domestic onshore with an emphasis on natural gas. Petrogen intends to maintain at least a 70% oil/gas mix in both its reserves and production;

    Proved reserve base, with an emphasis on previous or existing production. Such wells generally have known correctable problems, and require only traditional time-proven recompletion activities or offset drilling to drain the established reservoir;

    Exploitation and exploratory upside, with significant proved undeveloped and incremental "probable" reserve potential;

    Mature basin. By concentrating exclusively on developed areas, Petrogen typically has access to an established production history with easy access to transportation and other midstream infrastructure. Petrogen is specifically focused on the onshore Gulf Coast, Permian and Rockies basins;

    Low risk assessment, based on extensive well control data from the project itself and the surrounding areas, with internal analysis pointing to minimal risk associated with upside developments, recompletions and potential exiting plugged and abandonment (P&A) liabilities;

    Quality hydrocarbons (low sulfur/no treating) with highest possible reserve per well-bore potential;

    Seek to be the operator to better control costs and development timeframe;

    Negotiated transactions only. Petrogen will not enter a bidding process;

    Maintain financial flexibility, limiting upfront cash required, partnering through working interest and/or royalty interest to share in future upside.

  Internal analysis is performed by executive committee, and is completed in stages to provide a checks-and-balances procedure. Bill Kerrigan, EVP of Exploration, initiates first estimates which are then refined by other internal geologists as well as engineering (currently outsourced). Because the targeted properties typically have a known production history, offset well data is available which can be used as direct analogies. While there is always risk inherent in data assessment quality, there is usually little variability in deriving recovery factors or decline curves from this data. Operating cost estimates are also analogues. Petrogen does recognize that a learning curve always exists anytime operations are initiated in a new area.

  Once these evaluations are completed, executive management enters the budget process to determine the economic fit given the initial funding requirements, operational expectations and whether additional seismic data is required or justified in the project's risk/reward framework.

  Once all the data is compiled and evaluated, Petrogen's management team members collectively discuss the evaluation to arrive at a data set that is representative of the recoverable reserves, development procedure, cost, time-lines and ultimately, return on shareholder investment.

  Acquisition Financing. With an emphasis of reducing financial risk, Petrogen seeks to minimize upfront cash required in a transaction. Such a strategy effectively transfers the investment risk associated with a reserve purchase from an upfront financial liability to the risk associated with operating and developing the reserves in the ground - the risk that Petrogen is best suited to retain.

  To date this has principally taken the form of farm-in style agreements with upside sharing arrangements and set performance criteria. Going forward, however, should Petrogen pursue more traditional reserve acquisitions, the Company will consider all options aimed at maximizing liquidity while minimizing dilution, including:

    Project-Equity Sharing via working interest and net revenue interests, including strategic operating partners;

    Vendor-backed (seller) financing;

    Project finance level debt. Importantly, none of Petrogen's net proved reserves is encumbered by secured liens, opening the potential for future credit-linked facilities once reserves are converted to PDP;

    Corporate level debt, including traditional unsecured, asset-backed, and convertible debt with purchase warrants;

    Preferred and common equity potentially with conversion or options.

  5. Background & Corporate Governance

  History

  Petrogen Corp. traces its roots to the creation of Petrogen Inc. in November 2001 by principal founders Sacha Spindler and William (Bill) Kerrigan. While a relatively young organization, Messrs. Spindler and Kerrigan have an extensive working history together. Joined by other experienced executives from the E&P industry, Petrogen Inc. was formed to pursue focused oil and gas production activities on properties which provide significant upside development potential.

  In an effort to expand the Company's visibility and establish greater access to the capital markets to support its growth and development plans, Petrogen Corp. became public in February 2003 through a series of steps including the reverse-merger of Hadro Resources, an OTC-bulletin board listed company. The surviving entity was renamed Petrogen Corp., and 100% of Hadro's former assets were sold, leaving intact Petrogen's original management, strategy and asset base.

  Experienced Management Team

  Petrogen's executive management team now consists of four individuals with extensive experience (over 20 years on average) in the oil and gas industry, augmented with several key personnel to help execute the Company's business strategy. Backgrounds include Independent and Major Oil company expertise, operations management, corporate development, finance and corporate securities law. Special emphasis was further paid to gaining oil and gas expertise in areas that will likely define the future asset base of the Company, such as the Rocky Mountains, Mid-West, Texas and Gulf Coast regions. Given management's depth of international expertise and contacts, Petrogen will also consider strategic international opportunities longer term after a material and sustainable domestic base of reserves, production and cash flows have been established.

  The management organization chart below not only illustrates the overall responsibilities and focus of management, but reflects Petrogen's commitment of creating the internal framework necessary to successfully manage both its near and long term growth prospects.

  Chart 13 : Petrogen Management Organization

  With a set strategy in place, Petrogen has effectively created three different silos in which to execute its operations - Acquisition/Exploration, Exploitation and Finance. These processes create a natural checks and balances going forward, and each division will be staffed up as growth and funding allow.

  Given the Company's current stage of early development, every affiliated person is legally a consultant. Only Messrs. Spindler, Kerrigan and Henry draw a regular salary. Each person operates under an individual Services Agreement, and everyone participates in the Company's annual incentive program. As Petrogen acquires additional assets and development capital, however, the Company anticipates a controlled expansion in its employee base at all operating levels to fully execute its development plans. This is anticipated to include bringing those currently operating under consultant agreements to full time employees in 2004, with an emphasis on identifying a dedicated Chief Financial Officer with oil and gas expertise.

  Petrogen's Management Team

  Sacha H. Spindler - CEO & Chairman of the Board (41)
  Mr. Spindler, as a co-founder of Petrogen, has developed an entrepreneurial expertise that has spanned over 21 years, having started and operated several successful business ventures in addition to providing supervisory, management and corporate development expertise as a consultant to numerous companies and non-profit organizations. Mr. Spindler possesses in-depth knowledge of the equity markets and investment industry, as well as a strong fundamental background in the responsibilities of corporate operations. During the past six years, Mr. Spindler has developed an extensive knowledge of the oil and gas business in the areas of finance, structure, negotiations and prospect leveragability, and formed Petrogen utilizing his own financial resources. Given his financial background, Mr. Spindler also operates as Petrogen's interim Chief Financial Officer. Mr. Spindler is the largest shareholder in PTGC, with a combined direct and indirect 4.15mm share ownership (including 1.15mm options).

  Neville M. Henry - President (53)
  Significantly deepening its bench of management expertise, effective January 1, 2004 Petrogen appointed Neville M. Henry as President. Mr. Henry joined to oversee the tactical execution of Petrogen's day-to-day operations and implement its growth strategy. Mr. Henry brings with him a wealth of operational expertise gained from his 28 years in the worldwide oil and gas industry. He has had significant exposure to numerous National Oil Companies and managed multiple joint-venture projects involving 45 oil and gas companies including majors, large independents and small, foreign and domestic independents where he was responsible for all technical, business, financial and personnel aspects. He has international experience in over 30 countries along with experience on the North American continent, and has lead exploration teams responsible for oil and gas discoveries in over 6 basins and 4 counties that have cumulatively amounted to over 1 billion barrels equivalent. Prior to Petrogen, Mr. Henry was with independent producer Anadarko Petroleum for twelve years where he held several senior management positions, most notably International Exploration Manager and World Wide Business Development Manager. Prior to Anadarko, Mr. Henry worked at Adobe Petroleum, Marathon Oil and Unocal Corporation. Mr. Henry has a BA in Geology from Macquarie University (Sydney, Australia) and holds an International Management Diploma from Columbia University. Receiving the majority of his compensation in earned-in options over the next three years (currently 1.4mm options) directly aligns Mr. Henry's interests with those of Petrogen's long term shareholders.

  Bill Kerrigan - Executive Vice President, Exploration & Board Director (48)
  Mr. Kerrigan co-founded Petrogen in 2001 and serves as EVP of Exploration, in charge of new development, exploration and acquisition opportunities. Mr. Kerrigan also serves as a Director on the Company's Board. Mr. Kerrigan has over 20 years industry experience as a geologist and operator, specializing in the day-to-day field operations and optimizing production using proven cost-effective methods. He has been involved in oil and gas production from Wyoming to Florida during the span of his career, and brings to Petrogen not only a depth of practical knowledge, but through his strong affiliations and industry contacts throughout North America, a network to identify new growth opportunities. Mr. Kerrigan received his degree as an Exploration Geologist from the University in Tennessee, and prior to Petrogen has provided Geologic consulting services to oil and gas companies in Ireland, Norway and throughout the United States. Mr. Kerrigan is the second largest shareholder in Petrogen, with a combined direct and indirect 3.28mm share ownership (including 525,000 options).

  Tim Russell - Executive Vice President, Operations & Board Director (62)
  With the anticipation of becoming a full time employee Spring 2004, Mr. Russell will assume the title of EVP of Operations for Petrogen, helping to manage the day-to-day exploitation and development activities of the Company. Mr. Russell also serves as a Director on the Company's Board, lending his extensive project management and supervisory expertise gained over his more than 30 years experience in the oil and gas industry and 25 year tenure with Major Oil company Amoco. As exploration manager and division geologist with Amoco Production Company, Mr. Russell had been instrumental in the development of exploration operations throughout Africa and the Middle East, resulting in discoveries exceeding 100 MMBbl of oil equivalent. Mr. Russell earned his BA in Geology at Vanderbilt University and received his Masters Degree in Geology from the University of Tennessee.

  Kevin Smith - Vice President, Geology/Geophysics (59)
  Mr. Smith began his career as a geophysicist with Pan American Petroleum (Amoco Production Company) after graduating from the University of Texas, and completed his Masters Degree at the University of Houston while employed by Amoco. He spent ten years with Amoco providing seismic data processing, field acquisitions management and interpretations of geophysical data in both on-shore and off-shore applications. He later became a partner at R. Brewer and Company in Houston, Texas, where he spent seven years providing geophysical services involving data acquisition, processing and interpretation for a large number of domestic and foreign petroleum companies. In his thirty-five years of experience, eighteen of those as an independent consultant, Mr. Smith has provided his geophysical and geologic expertise in more than twenty foreign countries and throughout the United States, with an emphasis on the Texas Gulf Coast region.

  Board of Directors

  Petrogen's Board of Directors is currently comprised of three non-independent employee Directors: Messrs. Spindler, Kerrigan and Russell. Given the Company's early stage development cycle, an audit committee has not yet been formed, with the responsibility assumed by the Board of Directors as a whole.

  Petrogen is currently evaluating ways to strengthen its Board and corporate governance, beginning with forming an Interim Advisory Board. Petrogen is seeking to form in 2004 an interim independent advisory board comprised of outside expertise in the areas of oil and gas, finance, executive operations and corporate governance. The establishment of such a panel in conjunction with the successful execution of its business plan should allow the Company to reach its end goal of attaining 3-4 independent directors in 2005. As Petrogen achieves over time the minimum requirements of being an exchange listed stock - including having a Board majority comprised of independent directors with an independent audit committee - the Company will continually assess its ability to become listed on the American Stock Exchange.

  Compensation Philosophy: Alignment with Shareholders

  Petrogen's compensation philosophy is based on the fundamental belief that management should succeed only when its shareholders succeed. Compensation is thus heavily weighted towards equity ownership (options and restricted shares), seeking to fully align its directors, employees and operating partners with PTGC common shareholders.

  As illustrated in the table below, this foundation is laid with the material inside ownership by Messrs. Spindler and Kerrigan, who together own 54.2% (direct and indirect share ownership) of primary shares outstanding, and 42.5% even after the exercise of all options outstanding. Moreover, President Neville Henry also has a material ownership in the future success of Petrogen Corp. through a three year option schedule that ultimately places him on the same ownership level as Messrs. Spindler and Kerrigan. Petrogen's Annual Incentive Award compensation package further provides core management partnering incentives with Petrogen's founders. A total insider ownership of 54.6% (fully diluted) helps ensure that Petrogen's fiscal and operational strategies will be clearly implemented to the benefit of the common shareholder.

  Table 14 : Petrogen Corp. Primary Share Ownership

  Options and Warrants. Options comprise the bulk of Petrogen's Annual Incentive Award, and options granted to employees and officers are accounted for using the intrinsic value method in accordance with APB 25, SFAS 123 and SFAS 148. Currently 6.755 million options and 119,759 warrants are outstanding. As of the date and price of this Company Profile, approximately 4.5mm or 66% are in-the-money. In addition, approximately one million options are issued annually to support the AIA. The material strike points of the current options outstanding are at $0.25, $0.50 and $0.75/sh as detailed below.

  Table 15 : Petrogen Corp. Stock Option, Matrix and Fully Diluted Share Matrix

  As of the date of this report, total fully diluted shares outstanding is 15.2 million.

  Of particular note, Messrs. Spindler and Kerrigan intend to exercise the bulk of their $0.25 options in 2004, swapping an approximate $300,000 in exercise premiums to eliminate related-party debt of the same amount. This will effectively reduce PTGC's total debt burden by nearly 25% from current levels.

  Related Party Transactions

  Interim Partnership Structure Removed To Promote Transparency

  Prior to forming Petrogen Corp. when Petrogen Inc. was still a private entity, management created a private partnership, called Petrogen International (PIL). PIL was an interim step in the company's evolution, necessitated by management's efforts to retain operational control over its assets in a complex reverse-merger process as well as noting the difficulties of micro-cap public energy companies to attain bank funding.

  On January 7, Petrogen Corp. moved to more clearly streamline its business operations and corporate and financial structure by effectively removing PIL from the Petrogen Corp. picture.

  Petrogen announced that it had been assigned 100% of the oil and gas assets of PIL. In addition, an exclusive operating agreement between the two entities was also terminated, eliminating a 10% carried interest on existing and future properties and a 10% operating expense paid to PIL for developments on all oil and gas properties. In addition to providing greater transparency and eliminating any perceived conflicts of interest, the assignment agreement occurred with no consideration, effectively increasing the Company's asset base 10%, reduced its development costs 10% and provided Petrogen Corp. the Adams Ranch development project in the Permian Basin.

  Petrogen International, Inc. remains a private non-affiliated partnership, but retains its previously held ownership of approximately 1.7 million restricted shares of Petrogen common stock and will therefore benefit in conjunction with the Company's shareholders from the greater upside potential associated with a larger asset base.

  Off Balance Sheet Arrangements. Petrogen has no off balance sheet partnerships or any off balance debt arrangements such as an asset lease buy-back.

  Amounts Due to Related Parties. Petrogen currently owes near $300,000 to Messrs. Spindler and Kerrigan for past consulting services (effectively back pay) which has accrued due to prior funding constraints. Both persons expect to exercise a majority of their owned $0.25 options, swapping the exercise premium due for their respective related-party debt.

  6. Financials

  Aligning Fiscal Year with Industry Standard

  Petrogen Corp. is currently on a September fiscal year-end, but is in the process of migrating to a calendar year-end more typical of oil and gas producers. Adoption of this industry standard is meant to promote greater comparability between Petrogen and its E&P peers. A transition Form 10-KSB will be filed by March 31 denoting a three-month short year. Subsequent to those actions, Petrogen's fiscal year will end December 31.

  Full Cost Accounting

  Petrogen follows the full cost method of accounting for its oil and gas operations. In full cost accounting, all costs related to the acquisition of petroleum and natural gas interests are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping productive and non-productive wells, and direct exploration salaries and related benefits. Depletion and depreciation (DD&A) of the capitalized costs are computed using the unit-of-production method based on the estimated proven reserves of oil and gas determined by independent consultants.

  Adoption of the two different E&P accounting methods, full cost and successful efforts, is split roughly equally amongst the independent producers. Given that all oil and gas dry-hole costs are capitalized, full cost accounting provides a smoother and less volatile stream of net earnings relative to successful efforts, and is the preferred accounting method for smaller oil and gas companies.

  Reserves

  Petrogen estimates net proved reserves of 29.1 Bcfe. Proved oil and gas reserves, generally classified as developed and undeveloped, are the estimated quantities of oil, gas, and gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves (both producing {PDP} and non-producing {PDNP}) are defined as oil and gas that can be recovered from existing wells with existing infrastructure and operating methods. Proved undeveloped reserves are defined by the United States Securities and Exchange Commission (SEC) as reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

  The SEC requires that all oil and gas companies disclose proved reserve estimates at year-end. Petrogen expects such a report to be filed with its 2003 short-year 10KSB by March 31. While the SEC does not require an independent/outside reservoir engineering analysis, it is Petrogen's intent to utilize an industry leading firm to undergo such a 100% reserve audit in March.

  The SEC allows E&P companies to disclose only proved reserves that a company has demonstrated by actual production or conclusive Formation tests to be economically and legally producible under existing economic and operating conditions. Through this Company Profile, Petrogen has also referenced 99.4 Bcfe of unrisked potential reserves (also referred to as probable and possible). SEC guidelines strictly prohibit Petrogen from including this estimate in its filings with the SEC, and U.S. investors are urged to consider closely the disclosure in the upcoming Form 10KSB for calendar year 2003.

  Assets

  The majority of an oil and gas company's assets are its reserve base. For Petrogen, however, due in part to its use of "farm-in" style lease transactions versus purchase transactions, oil and gas assets are only recorded on the balance sheet as capitalized development and exploration costs are incurred. This asset "net book" value of reserves can be very distinct and different from the estimated economic value associated with the expected stream of cash flows from the potential development of the proved reserve base over time.

  Total audited oil and gas assets as of September 30, 2003 were $686,431 and represent the total amount of monies Petrogen has spent (invested) to date on developing its properties. The development costs break down as follows:

    Capitalized costs on Emily Hawes totaled $169,695, and principally reflect acquisition costs;

    Capitalized costs on Baxterville totaled $381,362, and principally reflect early work-over activity initiated on the Hooper #1 and Moody #6; and

    Capitalized costs on Enos Creek totaled $83,820 and principally reflect early work-over activity on the Enos Creek #1.

  2004 Financial Plan Under Review

  Petrogen is currently targeting $5-$10mm in new debt and equity financing in order to fund its business plan and growth strategy going forward. Activity levels in 2004 and any resulting revenues will be directly impacted by the success, timing and magnitude of this funding effort. Should its funding efforts and Minimum Development Program meet with success, Petrogen believes it can inflect to first production and revenues in 2Q'04, gaining positive net income and free cash flow by 4Q'04. Beyond this expectation, it is imprudent to provide any corporate guidance on the magnitude of 2004 projected financials until such external funding is secured. Once achieved, Petrogen will re-evaluate its drilling program and intends to communicate its resultant financial expectations at that point.

  Debt & Liquidity

  Total debt at September 30, 2003 was $1.16 million. The two largest components of this amount:

    Approximately $220,000 of debt is associated with related party debt discussed on page 40. While that figure today more closely approximates $300,000, management intends in 2004 to exercise the majority of its options, using the exercise premiums to effectively eliminate this related-party liability. In the process, the current debt burden will be effectively reduced by 25%.

    Approximately $725,000 of debt is associated with Investor Communications International, Inc. (ICI) which Petrogen entered into a settlement agreement August 2003 for capital and prior services provided. The unsecured debt carries a 10% interest rate, comes due August 18, 2005 and has sinking fund requirements of $10,000 per month. The debt is convertible into a like amount of restricted stock at ICI's discretion, and Petrogen can force conversion (put) of the debt into equity should PTGC common stock trade above $2.00 per share for ten consecutive trading days.

  Petrogen had a working capital deficit of $766,000 as of September 30, 2003 with cash on hand of $86,000. While nearly 30% of this deficit is associated with related-party debt expected to be eliminated and cash on hand as of the date of this report is a slightly higher $137,000, Petrogen is still limited at this point in executing its business plan until further external funding is achieved.

  Low Cost Advantage

  A key competitive advantage of Petrogen will be its ability to achieve and maintain the low cost structure provided by its lease transactions and niche focused opportunities. Based on its estimated completion costs, lease operating costs and anticipated production, total unit costs should ultimately fall well below industry norms. Detailed in Table 16 below is the anticipated cost structure under full project production by each property.

  Table 16 : Total Project Potential, Blended Unit Cost Structure

  Across its project portfolio, Petrogen ultimately expects a blended unit cost for DD&A of $0.37 per Mcfe and for lease operating expense of $0.24 per Mcfe. This compares to industry averages for DD&A and LOE closer to $1.50 and $0.75-$1.00, respectively. Given current NYMEX oil and gas prices of $31.86/Bbl and $5.44/MMbtu, respectively, PTGC's low unit cost structure translates to a potential pre-tax profit margin of 88% before accounting for parent-level corporate costs such as G&A and financing.

  It should also be noted that this blended project potential cost structure is only meant to be indicative of Petrogen's opportunities. Due to differences in funding, project timing, cost/production deviations from assumptions and drilling success, actual costs will likely deviate significantly from this layout, particularly in the early development stage of the Company where production remains nominal. Under its cost and production assumptions, the cost structure detailed represents the lower limit as to what unit costs would decline to under full portfolio production scenario.

  Base Case Commodity Price

  As with any company in the oil and gas industry, commodity pricing is perhaps the most volatile factor/variable in earnings and cash flow over time. While Petrogen as yet has no production or associated revenue stream, it predicates its Base Case economic forecasts across its portfolio of prospects assuming NYMEX commodity prices of $4.00/MMbtu for natural gas and $30.00/bbl for crude oil.

  As denoted in Chart 14, while commodity prices are historically volatile, Petrogen's assumptions appear conservative viewed against current NYMEX oil and gas "strip" prices (average of next twelve monthly futures contracts) today of $31.86/Bbl and $5.44/MMbtu, respectively. Moreover, market indications for longer term 5-year average prices point to sustained strength, with 5-year oil and gas prices at $28.70/Bbl and $4.97/MMbtu, respectively. While PTGC's oil assumptions track closer to market conditions than do natural gas, given Petrogen's significant operating focus on natural gas going forward, all gas-based economics are assessed at more conservative hurdle rates.

  Once a well is producing, Petrogen will also evaluate its total commodity risk, and will consider selling forward (hedge) a portion of its production to help lock-in a defined percentage of the project's returns. As Petrogen has not yet entered the producing stage, no hedges currently exist.

  Chart 14 : Current Natural Gas and Crude Oil (NYMEX) Futures Markets

  7. RISKS

  Safe Harbor Provision. Statements made in this Company and Investment Profile that are not historical or current facts are "forward-looking statements" made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 (the "Act") and Section 21E of the Securities Exchange Act of 1934. These statements often can be identified by the use of terms such as "may," "will," "expect," "believe," "anticipate," "estimate," "approximate" or "continue," or the negative thereof. The Company intends that such forward-looking statements be subject to the safe harbors for such statements.

  Best judgment used as of the date of this report. Petrogen wishes to caution readers not to place undue reliance on any such forward-looking statements made in this report, which speaks only as of the date made. Any forward-looking statements represent management's best judgment as to what may occur in the future. However, forward-looking statements are subject to risks, uncertainties and important factors beyond the control of the Company that could cause actual results and events to differ materially from historical results of operations and events and those presently anticipated or projected. It should also be noted that while it is the Company's intent, Petrogen disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statement.

  While there are many risks involved in Petrogen Corp., its operations and in the oil and gas industry, management perceives primary investment risk as follows:

    Access to Capital. Chief among investment risks at this juncture is access to development and working capital to pursue its objectives. While no major debt repayments are expected through 2005, lack of external capital could significantly curtail Petrogen's ability to execute its business plan.

    Reserve Risk. Net total proven reserves is an internal estimate by Petrogen. Independent engineering analysis on all properties is anticipated by March 31. Current reserve figures are subject to change with this analysis, with changes in commodity prices and with results of Petrogen's development program.

    Achieving Production Targets. As the source of its revenue, and material delay or deviation from production expectations could have significant financial repercussions going forward. This risk encompasses execution risk, unforeseen operating costs, geologic risk and access to market infrastructure.

    Commodity Risk. Oil and gas prices are historically volatile, as are the basis differentials between Petrogen's operations and major markets. Once in production, Petrogen will assess mitigating this exposure through hedging.

    Stock Liquidity. With only 2.1 million shares in the public float, trading liquidity is presently thin and could present additional costs when trying to enter or exit in the open market. This risk should decline over time should Petrogen be successful in its growth strategy and goal to become listed on a national exchange.

    Small Company Risk. Having recently become publicly traded in February 2003, Petrogen is still an emerging junior oil and gas company, building the processes, procedures and personnel (and their inherent costs) to support future growth. This could lead to unexpected G&A expense as well as other unforeseen risks and costs associated with becoming a publicly traded entity.

  The above risk factors are in no way conclusive, as primary risk factors also include but are not limited to adverse economic conditions, the speculative nature of oil and gas industry and competitive forces.

  8. Glossary

  Acquisition Costs - Direct costs and indirect costs incurred to acquire legal rights to deplete natural resources.

  Acreage - An area, measured in acres, that is subject to ownership or control by those holding total or fractional shares of working interests. Acreage is considered developed when development has been completed. A distinction may be made between "gross" acreage and "net" acreage:

  Gross. All acreage covered by any working interest, regardless of the percentage of ownership in the interest.

  Net. Gross acreage adjusted to reflect the percentage of ownership in the working interest in the acreage.

  Barrel (Bbl) - A volumetric unit of measurement equivalent to 42 U.S. standard gallons. Standard unit of measurement of crude oil.

  Bcf - Billion cubic feet (of gas).

  British Thermal Unit (BTU) - Standard unit of energy inherent in any fuel source. It is the quantity of heat necessary at sea level to raise the temperature of one pound of water one degree Fahrenheit (specifically, from 58.5°F to 59.5°F under standard pressure).

  DD&A - Abbreviation for depreciation, depletion and amortization

  Development Costs - Costs incurred to obtain access to proved reserves and to provide facilities for extracting, treating, gathering, and storing the oil and gas.

  Drilling - The act of boring a hole (1) to determine whether minerals are present in commercially recoverable quantities and (2) to accomplish production of the minerals.

  Exploratory. Drilling to locate probable deposits or to establish the nature of geological structures; such wells may not be capable of production if minerals are discovered.

  Developmental. Drilling to delineate the boundaries of a known deposits to enhance the productive capacity of the producing mineral property.

  Exploration - The identification of areas that may warrant examination and to examine specific areas that are considered to have prospects of containing oil and gas reserves, including drilling exploratory wells and exploratory-type stratigraphic test wells. Exploration costs may be incurred both before acquiring the related property (prospecting costs) and after acquiring the property.

  Extraction Loss - The reduction in volume of natural gas resulting from the removal of natural gas liquid constituents at natural gas processing plants, also referred to as shrinkage.

  Natural Gas - A naturally occurring mixture of hydrocarbon and non-hydrocarbon gases found in porous geologic formations beneath the earth's surface, often in association with petroleum. The principle constituent is methane.

    Associated - Natural gas that occurs naturally in a reservoir along with ("associated" with) crude oil but that is generally not dissolved in the crude oil.

    Dry/Lean - Natural gas that contains no appreciable liquid hydrocarbons. It may occur naturally or may result from passing natural gas through a gas processing facility or through standard separator equipment installed at a producing well. The water content also has been reduced by a dehydration process, resulting in gas that contains little or no hydrocarbons commercially recoverable as a liquid product.

    Natural Gas Liquids (NGLs) - Naturally occurring liquid hydrocarbons that often occur in the natural gas stream. From lightest to heaviest, these include ethane, propane, butane, iso-butane, and natural gasoline.

    Non-Associated - Free natural gas not in contact with nor dissolved in crude oil in the reservoir.

    Sour - Gas in its natural state, containing such a large amount of compounds of sulphur that it impractical to use without purifying because of the corrosive effect of the sulphur on piping and equipment.

    Sweet - Gas in its natural state, containing such a small amount of compounds of sulphur that it can be used without purifying and with no deleterious effect on piping and equipment.

    Wet - Wet natural gas is unprocessed natural gas or partially processed natural gas produced from strata containing condensable hydrocarbons and that may contain dissolved water.

  Henry Hub - Location near Henry, Louisiana where a header-system connects many pipelines. It is also a settlement point of NYMEX natural gas futures contracts.

  Independent Producer - Any entity who is engaged in the production or gathering of natural gas and is not considered a major oil company.

  Mcf - Standard unit of measurement of natural gas. The quantity of natural gas occupying a volume of one thousand (1,000) cubic feet at a temperature of sixty degrees Fahrenheit (60°F) and at a pressure of 14.73 psia. Generally equal to about 1 MMbtu.

  MMbtu - A thermal unit energy equal to 1,000,000 Btu, which is also equivalent to approximately 1 Mcf of gas.

  MMcf - Millions of cubic feet (of gas).

  Methane - The simplest of the hydrocarbons, commonly called natural gas.

  Nonhydrocarbon Gases - Typical nonhydrocarbon gases that may be present in reservoir natural gas are carbon dioxide, helium, hydrogen sulfide and nitrogen.

  Reserves, Proved (Oil and Gas) - The estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions.

  Reservoirs are considered proved if economic producibility is supported by one or more of: actual production; conclusive formation test; core analysis; and/or electric or other log interpretations. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any; and (2) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limited of the reservoir.

  Estimates of proved reserves do not include the following: (1) oil that may become available from known reservoirs but is classified separately as "indicated additional reserves;" (2) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (3) crude oil, natural gas, and natural gas liquids that may occur in undrilled prospects; and (4) crude oil, natural gas, and natural gas liquids that may be recovered from oil shales, coal, gilsonite and other such sources.

  Spot Market - Any short-term contract, typically less than 30 days.

  Spud - To initiate drilling.

  Upstream - Market segment of the oil and gas industry that is associated with the exploration and production of oil and gas.

  Wellhead Price - The wellhead sales price, including charges for natural gas plant liquids subsequently removed from the gas, gathering and compression charges, and state production, severance, and/or similar charges.

  WTI - West Texas Intermediate, a type of crude oil defined by the specific American Petroleum Institute (API) gravity ranking of 40.0 and 0.3% sulfur by weight.

  Table 17 : Energy Industry UNIT Measurements & Conversions

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